Exhibit 99.1

Contacts:
Jack Lief	Susan Neath
Arena Pharmaceuticals	Atkins + Associates
858-453-7200 x223	858-527-3486

Arena Pharmaceuticals Announces Achievement of a $3 Million Milestone Under
Merck Collaboration

SAN DIEGO, August 10, 2004  — Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) announced today the achievement of a $3 million milestone from Merck & Co., Inc. for assay development under their cardiovascular collaboration.

In October 2002, Arena and Merck entered into a collaboration focused on a group of GPCR targets discovered by Arena, which may represent novel targets for cardiovascular disease. Arena announced in the first quarter of 2004 the achievement of a $4 million milestone under this collaboration related to animal testing of small molecules in this program.

“We are pleased with Merck’s commitment to the cardiovascular program and their further validation of our GPCR research programs,” commented Dr. Dominic P. Behan, Arena’s co-founder, Senior Vice President and Chief Scientific Officer. “We look forward to continuing our work with Merck to achieve our mutual goal of developing a successful product to treat cardiovascular disease.”

About Arena Pharmaceuticals

Arena is a clinical stage biopharmaceutical company focusing on the discovery, development and commercialization of drugs in four major therapeutic areas: metabolic, cardiovascular, inflammatory and central nervous system diseases. Arena is developing a broad pipeline of compounds that act on an important class of drug targets called G protein-coupled receptors, or GPCRs, and that are being developed using Arena’s proprietary technologies, including CARTTM (Constitutively Activated Receptor Technology) and Melanophore. Arena also has research collaborations with Merck, Fujisawa, Taisho and TaiGen for products in a number of different indications. For additional information about Arena, visit their website at http://www.arenapharm.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about Arena’s strategy, technologies, preclinical and clinical programs, ability to identify and develop drugs, future achievements, goals and expectations, as well as other statements that are not historical facts. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical studies, Arena’s ability to obtain additional financing, and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s SEC reports, including Arena’s most recent quarterly report on Form 10-Q. These forward-looking statements represent Arena’s judgment as of the date of this release. Arena disclaims any intent or obligation to update these forward-looking statements.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. CARTTM is an unregistered service mark of the company.